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                                     [LOGO]

April 5, 2000

Mrs. Loretta Elderkin
Pacific West Securities, Inc.
923 Powell Avenue SW, #101
Renton, WA 98055

         RE:  Pricing Opinion of Financial Goal Securities, Inc.
              SFG Mortgage & Investment Company, Inc. - Offering $25,000,000 in Principal Amount of Investment Debentures, Series I

Dear Loretta,

         This letter will serve to confirm our engagement as a "qualified independent underwriter" as that term is defined in subparagraph (b)(15) of Rule 2720 to the NASD Conduct Rules, as amended ("Rule 2720").

         Based upon our review of the registration statement, and the performance of "due diligence" as required in subparagraph (c)(3) to Rule 2720, it appears that the yield of the Investment Debentures, Series I, is no lower that we would recommend.

         We hereby consent to the use of our name as a "qualified independent underwriter" in the Registration Statement filed by SFG Mortgage & Investment Company, Inc. with respect to the above referenced matter.

                                             Very truly yours,

                                             Financial Goal Securities, Inc.

                                             /s/ Joel Koren
                                             Joel Koren
                                             President

Cc: National Association of Securities Dealers, Inc.